September 13, 2018
HollyFrontier Board of Directors Authorizes $1 Billion Share Repurchase Program
DALLAS--(BUSINESS WIRE)-- HollyFrontier Corporation (NYSE: HFC) ("HollyFrontier" or the "Company") today announced its Board of Directors has authorized a $1 billion share repurchase program. This authorization replaces all existing share repurchase authorizations, of which there was approximately $43.6 million remaining after having purchased approximately 1.2 million shares to date in the third quarter.
"The new $1 billion share repurchase program, which represents 8.1% of our current market cap, demonstrates our ongoing commitment to return excess free cash flow to shareholders. HollyFrontier has returned approximately $4.7 billion in cash to shareholders since our 2011 merger," said George Damiris, President and Chief Executive Officer of HollyFrontier.
Share repurchases will be made in the open market or through privately negotiated transactions from time to time and are subject to market conditions, corporate, regulatory and other considerations. This share repurchase program may be discontinued at any time by the Board of Directors.
About HollyFrontier Corporation:
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day ("bpsd") refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 45,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier, through its subsidiary, owns Petro-Canada Lubricants Inc., whose Mississauga, Ontario facility produces 15,600 barrels per day of base oils and other specialized lubricant products, and owns a 57% interest and a non-economic general partner interest in Holly Energy Partners, L.P.
HFC Forward Looking Statement:
The statements contained herein relating to matters that are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that such expectations reflected in such forward-looking statements are reasonable, we cannot give assurance that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in HollyFrontier's markets;

•	the demand for and supply of crude oil and refined products;

•	the spread between market prices for refined products and market prices for crude oil;

•	the possibility of constraints on the transportation of refined products;

•	the possibility of inefficiencies, curtailments or shutdowns in refinery operations or pipelines;

•	effects of governmental and environmental regulations and policies;

•	the availability and cost of financing to HollyFrontier;

•	the effectiveness of HollyFrontier's capital investments and marketing strategies;

•	HollyFrontier's efficiency in carrying out construction projects;

•	the ability of HollyFrontier to acquire refined product operations or pipeline and terminal operations on acceptable terms and to integrate any future acquired operations;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in HollyFrontier's Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, HollyFrontier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HollyFrontier Corporation
Craig Biery, 214-954-6510
Director, Investor Relations
or
Jared Harding, 214-954-6510
Investor Relations